Exhibit 99.1

MARKFORGED ANNOUNCES FIRST QUARTER 2021 RESULTS

- Reaffirms Full Year 2021 Outlook -

WATERTOWN, Mass – May 18, 2021 – Markforged, creator of an integrated metal and carbon fiber additive manufacturing platform, The Digital Forge, today announced its results for the first quarter ended March 31, 2021. Markforged expects to complete its previously announced merger with one (NYSE: AONE), a special purpose acquisition company, founded and led by technology industry veteran Kevin Hartz, later this summer. Upon completion, Markforged will be listed on the New York Stock Exchange under the ticker symbol “MKFG.”

Financial Highlights:

●	Revenue increased by 14.7% to $20.3 million in the first quarter of 2021 from $17.7 million in the first quarter of 2020.

●	Gross profit grew 31.9% to $12.4 million in the first quarter of 2021 from $9.4 million in the first quarter of 2020, largely due to increased revenues and cost reductions gained through operational efficiencies.

●	Gross margins expanded to 61% in the first quarter of 2021 compared to 53% in the first quarter of 2020.

●	Reaffirms previously provided guidance of revenues of $87.6 million and gross profit of $50.7 million.

Markforged has provided an updated Company Presentation, available on its website https://investors.markforged.com.

	Quarter Ended March 31,
Unaudited (in thousands)	2021	2020
Revenue	$20,329	$17,701
Gross profit	$12,390	$9,424
Gross margin	61%	53%
Loss from operations	$(8,789)	$(5,313)

“We are pleased with our results from the first quarter of the year, building on our strong momentum from 2020,” said Shai Terem, Markforged’s President and Chief Executive Officer.

These results reflect the growing demand for our unique Digital Forge platform and the strength of our partners and team. Earlier this year we achieved an important milestone with the release of our AI-powered Blacksmith software. Blacksmith inspects parts in real-time while printing and learns through AI to streamline workflow and give manufacturers accurate, repeatable parts on our Markforged X7 printers. We continue to add deep industry expertise to our sales channels through the addition of global partners such as Phillips Corporation, a manufacturing-focused reseller with a strong Haas footprint. The addition of seasoned leaders such as Mark Schwartz, our Chief Financial Officer and Ken Clayton, our SVP, Global Sales, speaks volumes to our ability to scale and meet the requirements of our customers, partners and investors. We’re committed to continuing to accelerate product innovation and expand customer adoption as we finalize the merger transaction with one and begin trading under the Markforged ticker MKFG.”

About Markforged

Markforged transforms manufacturing with 3D metal and continuous carbon fiber printers capable of producing parts tough enough for the factory floor. The Markforged Digital Forge brings the power and speed of agile software development to industrial manufacturing, combining hardware, software, and materials to eliminate the barriers between design and functional parts. Engineers, designers, and manufacturing professionals all over the world rely on Markforged metal and composite printers for tooling, fixtures, functional prototyping, and high-value end-use production. Founded in 2013 and based in Watertown, Mass, Markforged has more than 250 employees globally. Markforged has been recognized by Forbes in the Next Billion-Dollar Startups list, and was listed as the #2 fastest-growing hardware company in the US in the 2019 Deloitte Fast 500. In February 2021, Markforged announced it entered into a definitive agreement to merge with one (NYSE: AONE), a special purpose acquisition company founded and led by technology industry veteran Kevin Hartz. The transaction is expected to close in the summer of 2021, subject to regulatory and stockholder approvals, and other customary closing conditions. The combined company will retain the Markforged name and be listed on the NYSE under the ticker symbol “MKFG”.

About one

one is a special purpose acquisition company sponsored by A* formed for the purpose of effecting a business combination with one or more businesses in the innovation economy. one completed its initial public offering in August 2020 raising $215 million in cash proceeds. A* was founded and is led by technology industry veteran Kevin Hartz.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained in this press release, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this press release include, but are not limited to, statements regarding the proposed business combination, including the timing and structure of the transaction, as well as statements about the expected growth of the additive manufacturing industry, the combined company’s competitive position in the industry, and the anticipated growth and profit margins of the combined company. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward looking statements are subject to a number of risks and uncertainties, including, among others, general economic, political and business conditions; the inability of the parties to consummate the business combination or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the risk that the approval of the shareholders of one for the potential transaction is not obtained; failure to realize the anticipated benefits of the business combination, including as a result of a delay in consummating the potential transaction; the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; the ability of the combined company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by one’s shareholders; the inability to obtain or maintain the listing of the combined company's securities following the business combination; costs related to the business combination; and those factors discussed under the header “Risk Factors” in the registration statement on Form S-4 filed by one with the SEC and those included under the header “Risk Factors” in one’s Annual Report on Form 10-K. Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Preliminary Financial Statements

The preliminary financial information for the quarter ended March 31, 2021 included in this press release is subject to completion of Markforged’s quarter-end close procedures and further financial review and represents Markforged’s current expectations as to what it will report for such quarter. Actual results may differ as a result of the completion of Markforged’s quarter-end closing procedures, review of adjustments and other developments that may arise between now and the time such financial information for the period is finalized. As a result, these estimates are preliminary and may change. Neither Markforged’s independent registered accounting firm nor any other independent registered accounting firm has audited, reviewed or complied, examined or performed any procedures with respect to the preliminary results, nor have they expressed any opinion or any other form of assurance on the preliminary financial information.

Contact Information

Investors
investors@markforged.com

Media
Paulina Bucko

Head of Communications

paulina.bucko@markforged.com

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